Exhibit 99.1

MACH ONE CORPORATION RESALE REGISTRATION STATEMENT BECOMES EFFECTIVE

Belgium, Wisconsin, September 19, 2008 – Mach One Corporation (Pink Sheets: MNCN) announced today that its previously filed Registration Statement on Form S-1 relating to the resale of up to 7,670,000 shares its Common Stock, which was issuable upon conversion of the Convertible Promissory Notes by the holders of those securities, was declared effective by the Securities and Exchange Commission on September 18, 2008. The Company will not receive any proceeds from the sale of these securities.

This press release does not constitute an offer to sell, or the solicitation to buy, any such security. Commenting on the effectiveness, Monte Tobin, CEO of Mach One Corporation said, “We are pleased to finally have reached this important milestone for the Company. This declaration of effectiveness will allow Mach One to move forward with certain aspects of our business plan; most notably we will seek to acquire an OTCBB listing.” Tobin continued, “We will also begin to inform the public through upcoming press releases the progress and scientific developments we have made during the time of the review process of our S-1".

About Mach One Corporation

        Through its wholly-owned subsidiary VDx, Inc. (), the company currently manufactures and sells Immunogam ™ , a colostrums replacement, supplement and prophylactic, in sterile powder form, which can be administered orally or intravenously. VDx is also further developing a proprietary procedure to allow for large scale manufacturing of colostral replacement products for market that includes an added ingredient for elimination of mastitis and Johnnes disease.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected. Readers are encouraged to view the Company’s risks identified under the caption “Risk Factors” in the S-1 Registration Statement of the Company as Amended filed with the Securities and Exchange Commission on September 18, 2008.

Contact:

Mach One Corporation
262-675-2499

Source: Mach One Corporation